Exhibit 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT. THE REDACTIONS ARE INDICATED WITH “[**]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

June 29, 2015

Mr. Victor Garcia

Chief Executive Officer

CAI Rail, Inc.

Steuart Tower

One Market Plaza, Suite 900

San Francisco, California 94105

Re: Multi-year Railcar Order (“Proposal”)

Trinity North America Freight Car, Inc. and Trinity Tank Car, Inc. (collectively,  “TrinityRail” or “we”) are pleased to offer the following terms governing the manufacture and purchase of 2,000 railcars (also referred to as “cars”) for delivery from 2016 through 2018 to CAI Rail Inc., (“CAI Rail”).  This Proposal and the attached Standard Terms and Conditions of Sale collectively form the complete manufacturing and purchase agreement (the “Agreement”) regarding the manufacture and purchase of these 2,000 railcars.

• Tank Car Manufacturing Capabilities – TrinityRail will provide CAI Rail with industry leading flexibility.  After an order is placed, TrinityRail will reserve production space and provide CAI Rail the ability to specify a tank car model approximately nine  (9) months prior to the tank car delivery.  This provides CAI Rail the ability to market your tank cars to a wide variety of markets without the pressure of narrowly focusing on a single  market.  TrinityRail does not require a minimum number of tank cars.  We will also work with you to make further refinements to the railcar specification when a customer is selected.

• Freight Car Manufacturing Capabilities – TrinityRail understands your request for specific freight cars and in the event your needs deviate from the four car types quoted, we will evaluate the change.  While admittedly less flexible than our tank car production, we will make our best effort to meet your needs.

• Quality Assurance  – is based on a system of continuous improvement.  Our system aligns our organization with the needs of the customer.  At the time of order placement, TrinityRail will meet with your team and develop a profile of your needs and work internally to ensure that your specification is met while ensuring that your railcars meet all current regulatory specifications.

TrinityRail, Inc.

2525 Stemmons Freeway

Dallas, Texas 75207

• Engineering  – Our engineering capability is a fundamental strength for TrinityRail.  As the largest railcar manufacturer in the world, TrinityRail takes pride in the breadth of our product line, and the leadership position TrinityRail holds in the industry.

Our commitment to innovation has made TrinityRail the first choice for railcar design, and our history of design advances in the areas of safety, durability and efficiency is a foundation that TrinityRail builds on as we strive for continuous improvement in all facets of our business.

• Customer Support – TrinityRail will create a customized program for CAI Rail that provides your personnel with training outlining the attributes of our railcars.  This program will consist of (but is not limited to) formal meeting(s) with key personnel from our Engineering, Quality Assurance and Manufacturing areas after the order providing insight into the design features and manufacturing capabilities that you would need to market your railcars.  As your order nears production, TrinityRail will also assist with modifying your order to ensure that we meet your expectations.

• Tank Car Design – TrinityRail’s tank car designs are built to transport commodities optimally. Some features and benefits of our tank cars are:

Feature	Benefit
Flued Manway Nozzles	Provides smooth transition between tank and nozzle interiors. Easier to interior line.
Stainless Fittings (General Service)	Provides corrosion resistance.
Combination Saddle-Sump	Provides complete drainage directly into the bottom outlet valve.
Patented All-Plate Stub Sill	Provides a strong head brace with full penetration welds, which minimizes fatigue cracking.
Insulation Jackets	No weld seam at top centerline, which enables the tank to shed dirt and moisture.
Plank Grating	Reduces lightweight, provides superior traction, and there are no welds to crack.
Field Service Support	TrinityRail Field Service personnel are available for customer training and support.
TrinityRail	TrinityRail offers the most complete product line in the industry with wide-ranging manufacturing and engineering resources.

• Car Type Flexibility – CAI Rail will have the ability to vary the mix of freight and/or tank cars delivered each year provided that the overall yearly quantity is no less than the number of cars as stated above.  CAI Rail initially places orders in available space on TrinityRail production lines for the 3 year term.  CAI Rail will have the option to revise scheduled deliveries at any time, provided that cars are no less than 12 months prior to scheduled delivery.  At 12 months prior to delivery, CAI Rail has two options:

TrinityRail, Inc.

2525 Stemmons Freeway

Dallas, Texas 75207

1.Proceed with the initial car type selection that was reserved by issuing a firm order, or

2.Decide to take another car type and place an order in the next available production space.

However, notwithstanding the 12 month period stated above, in the case of tank cars, CAI Rail will have the option to change from one tank car type to another tank car type 9 months prior to scheduled delivery.

Other car types not mentioned above may also be purchased under the multi-year agreement.  In the case of:

Freight cars:  If CAI Rail requests to order a car type that is not included among the list of freight cars stated above, TrinityRail will perform a change analysis to determine pricing and delivery impact. [**]

Tank cars:  In addition to the car types listed above, CAI Rail may order any tank car type TrinityRail offers for sale.

Delivery:

2016:

[**]

2017:

[**]

2018:

[**]

Total of 2,000 railcars

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

TrinityRail, Inc.

2525 Stemmons Freeway

Dallas, Texas 75207

Pricing:

In an effort to provide CAI Rail a sale price while providing protection due to adverse changes in the marketplace, TrinityRail proposes the concept of an annual price review.  Initial base pricing (subject to adjustment for changes up or down in raw material and purchased component costs, including scrap steel surcharges) will be reflective of pricing for the first [**] railcars scheduled for shipment during 2016. For the remaining cars, an annual base pricing review will be conducted during the first calendar quarter of 2016 and 2017 for railcars shipping in 2017 and 2018 respectively.   No less than 15 days prior to delivery of each calendar month of delivery, the base price adjustment upward or downward will be confirmed to CAI Rail in writing.

Car Type	Specification	Base Price* (Subject to Escalation)
3,281 cf Covered Hoppers (286,000 lbs. gross rail load)	LO-3281-BASE	[**]
4,221 cf Covered Hoppers (286,000 lbs. gross rail load)	LO-4221-BASE	[**]
5,204 cf Covered Hoppers (286,000 lbs. gross rail load)	LO-5201-BASE	[**]
5,660 cf PD Hopper (286,000 lbs. gross rail load)	LO-5660-BASE	[**]
6,241 cf Covered Hoppers (286,000 lbs. gross rail load)	LO-6241-BASE	[**]
23,589 wg CI Tank Cars (AAR 286,000 lbs. gross rail load)	T-235CI-BASE DOT111A100W1	[**]
25,498 wg CI Tank Cars (AAR 286,000 lbs. gross rail load)	T-255CI-BASE DOT111A100W1	[**]
19,636 wg CI Tank Cars (AAR 286,000 lbs. gross rail load)	T-196CI-BASE DOT111A100W1	[**]
25,498 wg CI Tank Cars (DOT117 specification)	T-255CI-CRUDE DOT117J100W1	[**]
28,371 wg CI Tank Cars (DOT117 specification)	T-283CI-CRUDE DOT117J100W1	[**]
30,300 wg NCI Tank Cars (DOT117 specification)	T-303NCI-CRUDE DOT117J100W1	[**]

1.	[**]
2.	[**]

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

TrinityRail, Inc.

2525 Stemmons Freeway

Dallas, Texas 75207

[**]

ESCALATABLE PRICING*:

As a means of securing favorable cost and delivery terms for its steel plate, parts, components, structurals and other raw materials, it has been, and continues to be, TrinityRail’s established business policy and practice to enter into firm contracts with its suppliers well in advance of actual railcar manufacture. Such firm supply contracts allows TrinityRail to serve its customers through more competitive pricing for its finished railcars. While TrinityRail uses commercially reasonable efforts to enter into and enforce favorable supply agreements, the volatility of steel plate, parts, components, structurals and other raw material markets and pricing may result in cost, supply and delivery fluctuation. Accordingly, TrinityRail will adjust upward or downward the Sales Price for the railcars herein set forth, as adjusted, to pass-through any additional cost increase or decrease, surcharge, fee, or other price change or adjustment, or savings incurred by TrinityRail and not taken into account at the time the Sales Price for the railcars was quoted, agreed or adjusted in obtaining the steel plate, parts, components, structurals and other raw materials incorporated into the railcars. Additionally, periodically TrinityRail makes adjustments in its labor and overhead rates applicable to the manufacture of railcars. Therefore, in order to account for any adjustments in its labor and overhead rates, TrinityRail also reserves the right to adjust upward or downward the Sales Price for the railcars herein set forth for any changes in its labor and overhead rates that are effective after the Sales Price for the railcars was quoted or agreed. Purchaser specifically acknowledges these disclosures and agrees to any such additional adjustments.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

TrinityRail, Inc.

2525 Stemmons Freeway

Dallas, Texas 75207

PROPOSAL CONDITIONS AND QUALIFICATIONS

1.

The proposed specifications contain a list of components and other materials that should be available for the construction of the rail cars.  In the event such components or materials are not available in a timely manner to support the build schedule, TrinityRail reserves the right to substitute like type components or materials that conform to AAR and industry standards.

2.	The terms and conditions applicable to an order arising from this proposal are subject to our attached Standard Terms and Conditions.
3.	Payment terms are invoice amount payable net ten calendar days via wire transfer, following each week’s shipment of railcars.
4.	The quoted selling prices do not include any federal, state or local taxes, which may be applicable to your order at time of delivery.
5.	This proposal is subject to prior sale of production space.
6.	This proposal is valid through the close of business on July 10, 2015, and it shall become an order only after approval at our executive offices.

To place a firm order, and for your convenience, a second copy of this proposal may be printed which you may sign and fax to 214-589-8819 or email.  Please retain one copy for your files.

TrinityRail appreciates this opportunity to offer new railcars to CAI Rail and look forward to working with you on the purchase of these railcars.  If we can be of further assistance, please do not hesitate to contact me.

Customer:	Seller:

CAI Rail, Inc.	Trinity North American Freight Car, Inc.

By: /s/ Victor M. Garcia	By: /s/ Thomas C. Jardine

Title: Chief Executive Officer	Title: Vice President

Date: June 29, 2015	Date: June 29, 2015

Seller:

Trinity Tank Car, Inc.

By: /s/ Thomas C. Jardine

Title: Vice President

Date: June 29, 2015

TrinityRail, Inc.

2525 Stemmons Freeway

Dallas, Texas 75207

Enc:TrinityRail Specification LO-4221-BASE

TrinityRail Specification LO-5201-BASE

TrinityRail Specification LO-5660-BASE

TrinityRail Specification LO-6241-BASE

TrinityRail Specification T-196CI-BASE

TrinityRail Specification T-235CI-BASE

TrinityRail Specification T-255CI-BASE

TrinityRail Specification T-255CI-CRUDE

TrinityRail Specification T-283CI-CRUDE

TrinityRail Specification T-303NCI-CRUDE

TrinityRail Standard Terms and Conditions

TrinityRail, Inc.

2525 Stemmons Freeway

Dallas, Texas 75207

Standard Terms and Conditions of Sale

The following terms and conditions of sale (collectively the “Terms”) shall be the exclusive Terms incorporated into all quotations or proposals by Trinity North American Freight Car, Inc., solely with respect to the sale of freight railcars and into all quotations or proposals by Trinity Tank Car,  Inc., solely with respect to the sale of tank railcars, (each of Trinity North American Freight Car, Inc. and Trinity Tank Car, Inc. being a “Seller” herein as applicable and such freight railcars and tank railcars being the “Products” as applicable).  These Terms are the exclusive Terms incorporated into any contract or order between a Seller and Customer for Products. These Terms may only be modified or supplemented by agreement in writing between a Seller and Customer that expressly provides for such modification or supplementation.  As defined and used herein, “Customer” means and includes all of Customer’s officers, employees, agents, representatives and subcontractors.

1.PRODUCT PRICE AND TERMS OF PAYMENT – The Product prices agreed between Seller and Customer are based on Customer’s acceptance of these Terms as the exclusive Terms and Seller’s cost for Appliances (as defined in section 6.C. below) used by Seller in its quote or proposal.  Seller reserves the right, upon notice to Customer, to adjust the Product prices to pass through to Customer any additional costs or surcharges incurred by Seller directly or indirectly, or, as applicable, Seller shall reduce the Product prices, in each case due to (i) Appliance cost changes after Seller’s quote or proposal, (ii) applicability of any terms other than these Terms, (iii) mutually agreed changes to the Products, or (iv) Customer’s sourcing of components. Product prices do not include any international, federal, state or local sales, use or related taxes that are or may become applicable to the sale or use of the Products, all such taxes being for Customer’s account.   Seller shall not invoice Customer for any Product that has not been accepted in accordance with paragraph 3 below.  Customer shall pay the full amount of any properly issued Product invoice within fifteen (15) days of the invoice date.  If Customer fails to pay timely and thereafter fails to timely cure in accordance with these Terms, Seller may, in addition to any rights at law or equity (i) charge interest on unpaid balances at the highest lawful rate, (ii) suspend or reschedule Product manufacture (in which case Customer shall be obligated to Seller for direct costs and expenses incurred for such suspension or rescheduling), (iii) cancel or withhold Delivery of any Products related to the late or deficient payment or otherwise on order by Customer, or (iv) sue for specific performance.

2.SPECIFICATIONS AND CHANGES – If Seller is unable to secure any Appliance required for building the Products to the specifications due to legal orders or circumstances or events beyond the reasonable control of Seller, Seller may acquire replacement Appliances and make changes in the specifications that do not materially affect the functionality for the intended service, strength or efficiency of the Products, and Customer consents to each such change. Any changes in the mutually agreed specifications desired by Customer must be requested in writing and Seller shall use reasonable efforts to comply with such requests subject to Customer’s agreement to the change and any Product price adjustment.

3.INSPECTION AND ACCEPTANCE –  Customer may inspect the Products during business hours at Seller’s facility (or at another mutually agreed location), on reasonable notice to Seller provided, such inspection does not unreasonably interfere with Seller’s operations. All inspectors must be independent and impartial and identified to Seller no later than thirty (30) days prior to any inspection.  Notwithstanding the foregoing sentence, Customer shall not utilize inspectors that have been former officers, directors, employees, consultants or contractors of Trinity Industries, Inc. or any of its affiliated legal entities without the prior written consent of Seller, which consent may be withheld at Seller’s sole discretion, provided, however, that Customer may utilize its own employees or agents and they shall be deemed independent and impartial for purposes of these Terms provided they are not and were not associated with Trinity Industries, Inc. or any of its affiliated legal entities as described in this sentence.  Any inspector that is non-compliant with the foregoing may be denied access to the inspection location and Seller shall not be liable for any delays in completing the inspection as a result thereof. Upon completion of Customer’s inspection, Customer may reject the Product(s) on the good faith basis that such Product(s) is not manufactured in accordance with the specifications and in compliance with these

Terms, or Customer shall execute and tender to Seller a certificate of acceptance covering the Product(s) inspected which states that the Product(s) was found to be manufactured in accordance with such specifications and these Terms. If Customer, upon receiving reasonable advance notice of when the Products will be ready for inspection, chooses not to have an inspector present the day the Products are ready for inspection or Customer’s inspector is not present to inspect the Products within 48 hours of the day the Products are ready for inspection, Customer shall be deemed to have accepted the Products as of the close of business on the date the Products are ready for inspection and Seller is authorized to execute a certificate of acceptance on Customer’s behalf. Each acceptance certificate shall be final and conclusive evidence that the Products set out therein conform in all respects to these Terms and any applicable quotation, proposal, purchase order, or contract. Prior to shipment, Seller may, at its option and for Customer’s account, store any accepted Products at locations reasonably determined by Seller. CUSTOMER AGREES TO INDEMNIFY AND DEFEND SELLER AND SELLER’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND CONTRACTORS FROM AND AGAINST ALL LIABILITY, LOSS, COST, OR EXPENSE (INCLUDING ATTORNEY’S FEES AND COURT COSTS), FOR BODILY INJURY OR DEATH, OR PROPERTY DAMAGE, IF ANY AND ONLY TO THE EXTENT ARISING DIRECTLY FROM ANY NEGLIGENT ACT, ERROR, OR OMMISSION OF CUSTOMER OR CUSTOMER’S AGENTS WHILE ON SELLER’S PROPERTY PROVIDED THAT SELLER SHALL NOT BE INDEMNIFIED FROM AND AGAINST ITS OWN NEGLIGENCE.

4.DELIVERY AND EVENTS OF DELAY – Delivery of Products shall be F.O.B. Seller’s manufacturing facility. The term “Delivery” as used herein shall be the earlier of the execution of a certificate of acceptance pursuant to Paragraph 3 above or the date appearing on the bill of lading for Product shipment by Seller to Customer.  The time of Delivery of the Products is conditioned upon the date of Customer’s acceptance of Seller’s proposal, Seller’s ability to secure Appliances enabling Seller to commence and prosecute manufacture of the Products as well as other products preceding the Products in Seller’s production line.  Seller shall not be liable for any delay or failure to perform or Deliver, in whole or in part, due to: (i) conditions; circumstances; or events beyond Seller’s reasonable control, including events of force majeure such as, but not limited to, legal order, acts of war, terrorism, God, or the elements, in each of the foregoing under 4(i) whether foreseeable or unforeseeable; (ii) limitations on fuel supplies, or; (iii) Seller’s inability to obtain Appliances from Seller’s usual sources at customary pricing (each of (i) through (iii) being an “Event of Delay”) but excluding Seller’s failure to reserve Customer’s production space, or cancellation of Customer’s reserved production space. In each Event of Delay the parties agree the date of Delivery or performance shall be extended for a period equal to the time lost by reason of the Event of Delay, provided, however, that if such period exceeds sixty (60) days, Seller will have thirty (30) days thereafter within which to reasonably demonstrate its ability to re-establish Delivery.   Customer shall not cancel the Delivery of Products subject to an Event of Delay unless (y) Seller is unable to Deliver such Products within ninety (90) days of the original scheduled Delivery date and (z) Customer provides Seller with sixty (60) days advance written notice of such cancellation.  If Delivery delay results from Customer’s or its suppliers’ or contractors’ action or inaction, Customer cannot cancel the Delivery of any Products affected by such delay and Seller may adjust the purchase price payable to reflect the direct damages Seller incurs due to such delay.  Seller shall not be obligated to arrange for shipment and acceptance of any required Appliance in advance of Seller’s actual needs.

5.TITLE, RISK OF LOSS, AND SECURITY INTEREST – Title to the Products and risk of loss thereto shall vest in Customer at Delivery. Seller retains, and Customer grants to Seller, a continuing security interest in each Product invoiced hereunder for the payment of the entire purchase price of all Products listed on such invoice.   All right, title and interest, including any security interest in and to any and all Products identified on a subject invoice shall terminate upon payment in full of the purchase price set forth on the subject invoice.  Customer agrees to execute such instruments and take such other action as shall be reasonably requested by Seller to perfect such security interest.  Seller reserves all legal and equitable rights to collect amounts owing Seller by Customer.

6.WARRANTIES AND LIMITATION OF LIABILITY

A.Subject to the requirements, exceptions and limitations in this section 6, Seller warrants solely to Customer and any other future holder of title to the Product, for a period ending five (5) years from and after Delivery of each Product (the “Warranty Period”), that the Products (exclusive of Coatings, as hereinafter defined) will be manufactured free of (i) deviations from the specifications mutually agreed to in writing by Customer and Seller (“Deviation”) and (ii) defects in workmanship under normal use and service (“Defect”).  With respect to any Product on which Seller applies an interior and/or exterior primer, paint, coating, lining, and/or sealant (collectively a “Coating”), Seller may offer various Coating choices to Customer but any Coatings applied to the Products shall be chosen by Customer at Customer’s sole discretion and risk, subject to Seller’s agreement to apply such Coatings based on, but not limited to, Seller’s ability to obtain and apply the Customer selected Coatings. If Seller confirms it can apply Customer’s selected Coating(s), Seller warrants that the Products will be free from defects caused by Seller’s failure to comply with the Coating manufacturer’s application specifications and recommendations (“Application Defect”).  The warranties above shall not apply under any circumstances to any type of corrosion, irrespective of the cause, or to normal wear and tear or to any Product that is misused, negligently operated or stored, altered, involved in an accident or is otherwise damaged, miss-loaded, overloaded, overheated, mishandled, improperly or deficiently maintained, tampered with, physically abused, or that is otherwise operated contrary to applicable AAR Interchange Rules or governmental regulations, as amended, and Seller specifically disclaims any and all warranties, express or implied, in connection therewith and Customer shall have no recourse to Seller therefor.

B.Seller’s sole obligation under the warranties expressed in section 6.A above, shall be to repair or replace, at Seller’s exclusive option and at a location selected solely by Seller, all or any part of any Deviation or Defect that manifests during the Warranty Period, provided that Seller’s obligations under such warranties shall be waived by Customer if Customer fails to (i) forward to Seller, immediately upon written request, copies of all records known by Customer to relate to the claimed Defect, Deviation, or Application Defect, and the service, use and operation, lading history, repair, cleaning, and maintenance of the subject Products, (ii) provide Seller written notice within the Warranty Period of Customer’s specific warranty claim and the Product(s) affected, (iii) provide Seller with reasonable opportunity to inspect the Product(s) that are the subject of Customer’s warranty claim to confirm  a warranted Defect, Deviation, or Application Defect , and (iv) following Seller’s inspection and confirmation, return to Seller, transportation charges and charges associated with the removal of any commodity prepaid by Customer, the Product(s) manifesting the Defect, Deviation, or Application Defect.  Specifically with respect to an Application Defect, and provided Customer complies with the foregoing, Seller shall repair or replace the Coating provided Customer agrees to pay Seller the dollar amount arrived at by applying the following formula: Current retail price per gallon of Coating divided by 60 with the quotient multiplied by the number of months then remaining in the Warranty Period and the result then multiplied by the number of gallons required for the repair or replacement. For claims filed late in the Warranty Period, Seller agrees to perform its warranty obligations within a reasonable period of time following the expiration of the Warranty Period provided (y) the confirmed Defect, Deviation, or Application Defect manifests during the Warranty Period and (z) Customer satisfies its warranty claim obligations in this section B during the Warranty Period.  Any repair or replacement by Seller shall not extend the Warranty Period.

C.Seller’s warranties expressed in section 6.A. above shall not apply under any circumstances to any engineering, designs, plans, workmanship, parts, raw materials, assemblies, or components (collectively “Appliance”) provided by Customer or any third party suppliers or manufacturers and used for manufacture or installed in or on the Products and Customer agrees its sole recourse for defective Appliances shall be the warranty, if any, given by the supplier or manufacturer of such Appliance.  Seller agrees to cooperate with Customer to enforce any such supplier or manufacturer’s warranty, provided that Seller shall not be obligated to prepare or file litigation or other legal process, or to incur legal fees, costs or expenses in such regard. To the extent permitted by a supplier or manufacturer, Seller agrees to transfer and assign to Customer, without recourse to Seller, such supplier’s or manufacturer’s Appliance warranty.  As to Seller’s installation of any such Appliance, if the manufacturer or supplier has a representative at Seller’s facility during such installation, and if the installation is completed to the satisfaction of such representative, it shall be conclusively presumed that Seller’s installation has been completed by Seller in accordance with the supplier’s or manufacturer’s specifications and recommendations.

D.THE WARRANTIES HEREIN ARE EXCLUSIVE, ARE MADE BY SELLER SOLELY TO CUSTOMER OR WHERE APPLICABLE TO ANY OTHER FUTURE HOLDER OF TITLE TO THE PRODUCT, AND ARE EXPRESSLY IN LIEU OF ANY AND ALL OTHER WARRANTIES AND REMEDIES (1) EXPRESS OR IMPLIED, (2) WRITTEN OR ORAL, (3) AT LAW, IN EQUITY, OR UNDER CONTRACT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND (4) NOTWITHSTANDING ANY COURSE OF DEALING BETWEEN THE PARTIES OR CUSTOM AND USAGE IN THE TRADE TO THE CONTRARY.

7.INFRINGEMENT – Seller shall defend Customer against any claim that the Products infringe a United States patent issued as of the date of the quotation or proposal, provided (i) Seller is notified promptly in writing and is given authority, information, and assistance, at Seller's expense, for the defense of same and (ii) Seller's obligation hereunder shall not cover or apply to any Appliance that is not manufactured by Seller.  Seller shall pay all damages and costs awarded therein against Customer or agreed to in a written settlement approved in advance by Buyer, such approval not to be unreasonably withheld.  If use of the Products is enjoined, Seller, at its option, shall procure for Customer the right to continue using said Product, replace same with a non-infringing Product, modify said Product so that it becomes non-infringing, or refund the purchase price thereof.  The foregoing states the entire liability of Seller for patent infringement by the Products. Seller assumes no liability whatsoever for patent infringement for products or Appliances manufactured or supplied pursuant to Customer specifications.

8.LIMITATION OF LIABILITY - In no event shall Seller or Customer, or its or their respective officers, directors, employees or agents be liable to Customer or any other person for any indirect, special,  consequential or punitive damages resulting from or in connection with any claim or cause of action, whether brought in contract or in tort, even if Seller or Customer knew or should have known of the possibility of such damages.  Amounts payable pursuant to the infringement indemnification obligation in Section 7 herein shall be deemed direct damages for purposes of this Agreement.

The parties agree and understand that Trinity North American Freight Car, Inc. and Trinity Tank Car, Inc. are separate corporate entities and that for the sale of any freight railcars under these Terms, the “Seller” as referenced herein shall be Trinity North American Freight Car, Inc. and any and all obligations related to freight cars shall solely be the responsibility of Trinity North American Freight Car, Inc.  Likewise for the sale of any tank railcars under these Terms, the “Seller” as referenced herein shall be Trinity Tank Car, Inc. and any and all obligations related to tank railcars shall be solely the responsibility of Trinity Tank Car, Inc.  Neither Trinity North American Freight Car, Inc. nor Trinity Tank Car, Inc. shall have any liability for the other for any obligations or liability arising under these Terms or any quote,  proposal, purchase order or agreement.

9.MISCELLANEOUS

A.Unless required to do so by a governmental authority, Customer and Seller shall not disclose individual Car pricing, Car type pricing or the amount of individual Car types to be delivered in any contract year, to any third party.  Moreover, Customer shall provide Seller with advance notice of any disclosures to be made regarding these Terms and any associated proposal.  The obligations of this provision shall not apply to any information, data, or design(s) which Customer can show it possessed prior to disclosure thereof by Seller, was or has become generally publicly known through no breach hereof by Customer or its suppliers or contractors, or is subsequently provided to Customer by another party having the right to possess and disclose the information, data, or designs.

Breach of this provision by Customer shall authorize Seller, at its discretion and on ten (10) days written notice to Customer, to cancel further Product Delivery.

B.Prior Seller or Buyer (as applicable) consent in writing, which may be withheld, is required for (i) cancellation of Product Delivery, in whole or in part (except as expressly provided in section 4 above) and (ii) any assignment, in whole or in part, by operation or law or otherwise, of any agreement in which these Terms are incorporated.

C.These Terms and all rights and obligations hereunder shall be governed by the laws of the State of Texas, without regard to its conflicts of law provisions.  Any action or dispute arising out of or in connection with the Products or these Terms shall be filed and resolved exclusively in the State or Federal District Courts of Dallas County. The waiver by Seller of any term, provision or condition hereunder must be in writing and shall not be construed to be a waiver of any other term, condition or provision hereof, nor shall such waiver be deemed a waiver of any breach of the same condition or provision at any other time.

D.These Terms shall survive any termination or cancellation under, or termination of, any agreement to which they are attached.  If any provision or portion of these Terms shall be adjudged invalid or unenforceable for any reason by a court of competent jurisdiction or by operation of any applicable law, this invalidity or unenforceability shall not affect the other provisions of these Terms, all of which shall remain in full force and effect.

IN WITNESS WHEREOF the parties hereto have caused these Terms to be executed by a duly authorized officer and appended to Seller’s quotation or proposal or Customer’s purchase order, or any contract between Customer and Seller, for the Products.

Customer:	Seller:

CAI Rail, Inc.	Trinity North American Freight Car, Inc.

By: /s/ Victor M. Garcia	By: /s/ Thomas C. Jardine

Title: Chief Executive Officer	Title: Vice President

Date: June 29, 2015	Date: June 29, 2015

Seller:

Trinity Tank Car, Inc.

By: /s/ Thomas C. Jardine

Title: Vice President

Date: June 29, 2015